Workhorse Group Reports Second Quarter 2021 Results

CINCINNATI, August 9, 2021 – Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or “the Company”) an American technology company focused on providing sustainable and cost-effective drone-integrated electric vehicles to the last-mile delivery sector, today reported financial results for the second quarter ended June 30, 2021.

Release Updates and Highlights
•Appointed Richard F. “Rick” Dauch as Chief Executive Officer and board member.
•Produced 133 C-Series vehicles year to date, which included 14 deliveries in the second quarter. The Company anticipates the remainder to be sold or leased to niche markets in the next twelve months.
•Entered into a strategic development agreement with EAVX, a subsidiary of J.B. Poindexter & Co. (“JBPCO”), a leading provider of commercial vehicle body solutions, to expand Workhorse’s product line and create solutions for new customer segments.
•Subsequent to the end of the second quarter, the Company sold 72% of its RIDE shares, providing expected net proceeds of nearly $79 million.

Management Commentary
“In my short time here with the Workhorse team, I have been impressed by the talent, resources, and capabilities of our collective group. I joined Workhorse because of their leadership position in last mile delivery technologies, the nearly 8,000 diverse customer order backlog confirmed with standard vehicle purchase agreements that include typical terms and conditions, eight million miles of road-tested delivery trucks operating in the field and the opportunity to be a market leader in our space,” said Workhorse CEO Rick Dauch. “Our initial production run of the C-1000 has confirmed the excitement around that product, which we have shown to existing customers and dealers and are beginning to deliver in limited quantities. What is clear from the initial customer feedback is that we need to further increase the payload capacity of our vehicles. While we revise the design the vehicle, we believe we can continue with a limited level of production for customers where our current payload is adequate or those who want to road test one of the few, if not only vehicles in our market that are available to them now. I will be conducting a thorough review of all aspects of our operations with the goal of developing a new, long-term strategic roadmap to address and improve our trucks and operational capabilities by the fourth quarter of this year.
“Workhorse is making the transition from an advanced technology start-up to a leading manufacturer of pure electric powered last mile delivery solutions, which is no small task. We recognize that there is a lot of work still to be done and likely difficult decisions ahead to position our company for long-term success. Workhorse and the EV industry at large are at an inflection point; we have a tremendous opportunity ahead of us, and we intend to move decisively to capture a meaningful share of this nascent market. I look forward to working with our team, valued customers and industry partners as we take Workhorse into its next phase of development.”
Additional Second Quarter 2021 and Recent Operational Highlights
•April: Appointed Ryan Gaul as President – Commercial Vehicles, a newly created role responsible for the Company’s commercial vehicles division, including its manufacturing facility in Union City, IN.
•April: Appointed John Graber as President – Aerospace, a newly created role responsible for Workhorse’s Unmanned Aerial Systems businesses. Graber brings decades of C-level experience at public and private companies engaged in the aerospace industry, where he specialized in corporate strategy, business development and M&A.
•May: Entered into a supply agreement with Coulomb Solutions, Inc. (“CSI”), the North American distributor of Contemporary Amperex Technology Co., Limited (“CATL”) Commercial Vehicle Battery Systems, to provide battery systems for the Company’s delivery vehicles.
•May: Announced a multi-year sponsorship of Major League Soccer’s FC Cincinnati state-of-the-art stadium. As an Official Partner of FC Cincinnati, Workhorse receives naming rights for a stadium landmark – the ‘Workhorse Gate’ – located on the north end of the stadium, which will be one of four main entrances to the facility.  The partnership will also include ‘Workhorse Charging Stations’ for electric vehicles parking in the East Parking Garage throughout the year.

Second Quarter 2021 Financial Results
Sales for the second quarter of 2021 were recorded at $1.2 million compared to $92,000 in the second quarter of 2020. The increase in sales was primarily related to an increase in trucks delivered. There was a total of 14 trucks delivered in the second quarter compared to one in the same period last year.

Cost of goods sold increased to $14.8 million from $1.5 million in the same period last year. The increase in cost of goods sold was primarily related to an increase in the volume of trucks shipped, a write down of work in process and finished goods inventory to the lower of cost or net realizable value and an increase of employee, consulting, manufacturing overhead and freight costs.

Selling, general and administrative (“SG&A”) expenses increased to $7.0 million from $3.9 million in the same period last year. The increase in SG&A expenses was primarily attributable to an increase in employee, consulting, legal and marketing expenses.

Research and development (“R&D”) expenses increased to $2.1 million compared to $1.6 million in the same period last year. The increase in R&D expenses was primarily related to employee and contract labor increases.

Other loss increased to $11.7 million from no loss in the same period last year. The loss was primarily related to the reduction in fair value of the Company’s investment in Lordstown Motor Corporation (Nasdaq: RIDE). This loss is non-cash in nature and is determined by the stock price of RIDE as of June 30, 2021, which was $11.06 compared to $11.77 on March 31, 2021. There was no change in value during the same period in 2020.

Net interest expense decreased to $10.5 million in the second quarter compared to $124.3 million in the same period last year. The decrease in interest expense was primarily related to the non-cash mark-to-market adjustments related to the convertible debt instruments and warrants in effect during these periods.

Net loss was $43.6 million, compared to net loss of $131.3 million in the same period last year. Excluding the non-cash adjustments, operating loss for the second quarter was $22.7 million compared to $7.0 million in the same period last year.

As of June 30, the Company had approximately $156.6 million in cash and cash equivalents. Since the quarter end, the Company has since sold 72% of its RIDE ownership shares and are expecting net proceeds of nearly $79 million.

Conference Call
Workhorse management will hold a conference call today (August 9, 2021) at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) to discuss these results.

Workhorse management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 877-407-8289
International dial-in: 201-689-8341

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Workhorse's website.

A telephonic replay of the conference call will be available after 4:00 p.m. Eastern time through August 16, 2021.

Toll-free replay number: 877-660-6853
International replay number: 201-612-7415
Replay ID: 13722153

About Workhorse Group Inc.
Workhorse is a technology company focused on providing drone-integrated electric vehicles to the last-mile delivery sector. As an American original equipment manufacturer, we design and build high performance, battery-electric vehicles including trucks and aircraft. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com.

Forward-Looking Statements
This press release includes forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially include, but are not limited to: our limited operations and need to expand in the near future to fulfill product orders; risks associated with obtaining orders and executing upon such orders; the ability to protect our intellectual property; negative impacts stemming from the continuing COVID-19 pandemic; the potential lack of market acceptance of our products; potential competition; our inability to retain key members of our management team; our inability to raise additional capital to fund our operations and business plan; our inability to satisfy covenants in our financing agreements; our inability to maintain our listing of our securities on the Nasdaq Capital Market; our inability to satisfy our customer warranty claims; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC. Workhorse expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:

Mike Dektas
Creative Storm PR
513-266-3590
mike@creativestorm.com

Prosek Partners
Pro-Workhorse@Prosek.com

Investor Relations Contact:

Matt Glover and Tom Colton
Gateway Investor Relations
949-574-3860
WKHS@gatewayir.com

Workhorse Group Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

Three Months Ended June 30,		Six Months Ended June 30,	
	2021	2020	2021	2020
Net sales	$ 1,202,876	$ 91,942	$ 1,723,936	$ 176,242
Cost of sales	14,796,130	1,511,360	21,021,429	3,259,335
Gross loss	(13,593,254)	(1,419,418)	(19,297,493)	(3,083,093)
Operating expenses				
Selling, general and administrative	7,005,537	3,949,081	13,891,367	9,514,868
Research and development	2,123,860	1,616,604	5,987,575	3,518,840
Total operating expenses	9,129,397	5,565,685	19,878,942	13,033,708
Other (loss) income	(11,699,666)	-	(148,305,618)	864,900
Loss from operations	(34,422,317)	(6,985,103)	(187,482,053)	(15,251,901)
Interest expense (income), net	10,478,717	124,346,806	(4,441,756)	111,323,317
Loss before benefit for income taxes	(44,901,034)	(131,331,909)	(183,040,297)	(126,575,218)
Benefit for income taxes	(1,281,947)	-	(18,914,439)	-
Net loss	$ (43,619,087)	$ (131,331,909)	$ (164,125,858)	$ (126,575,218)

Workhorse Group Inc.
Condensed Consolidated Balance Sheets
(Unaudited)